EXHIBIT 5.1

RICHARD FEINER
ATTORNEY AT LAW
381 Park Avenue South
Of Counsel	16th Floor
Silverman Shin	New York, New York 10016
Byrne & Gilchrest PLLC	(212) 779-8600 Fax: (917) 720-0863
E-Mail RFeiner@Silverfirm.com

July 28, 2014

Elite Pharmaceuticals, Inc.

165 Ludlow Avenue

Northvale, NJ 07647

Gentlemen:

I have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the " Commission ") under the Securities Act of 1933, as amended (the " Act "), relating to an aggregate of 3,000,000 shares (the " Shares ") of the common stock, $0.001 par value per share, of Elite Pharmaceuticals, Inc. (the "Company "), issuable under the Elite Pharmaceuticals, Inc. 2014 Equity Incentive Plan (the “Plan”).

In connection with the preparation of the Registration Statement and this opinion letter, I have examined, considered and relied upon the following documents (collectively, the " Documents "):

(i)	the Company's Articles of Incorporation and all amendments thereto;

(ii)	the Company's Amended and Restated Bylaws, as amended through the date hereof;

(iii)	resolutions of the board of directors of the Company;

(iv)	the Registration Statement and schedules and exhibits thereto;

(v)	a copy of the Plan; and

(vi)	such other documents and matters of law as I have considered necessary or appropriate for the expression of the opinion contained herein.

In rendering the opinion set forth below, I have assumed without investigation and the genuineness of all signatures and the authenticity of all Documents submitted to me as originals, the conformity to authentic original documents of all Documents submitted to me as copies, and the veracity of the Documents. For the purposes of the opinion set forth below, I have also assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance. As to questions of fact material to the opinion hereinafter expressed, I have relied upon the representations and warranties of the Company made in the Documents and upon statements of officers of the Company.

Based upon the foregoing examination, and subject to the qualifications set forth below, I am of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the Nevada Revised Code, all rules and regulations underlying such statutory provisions of law, and all applicable judicial and regulatory determinations concerning such laws as reported in publicly available compilations of such judicial and regulatory determinations, as well as the federal laws of the United States of America. My opinion is rendered only with respect to laws, and the rules, regulations and determinations thereunder, which are currently in effect.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to me in the registration Statement. In giving this consent, I do not thereby admit that I am included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Sincerely,

s/Richard Feiner
Richard Feiner